EXHIBIT 99.1

NEWS RELEASE

Corporate Headquarters

96 South George Street
York, Pennsylvania 17401 U.S.A.
www.glatfelter.com

For Immediate Release

NewPage Contact:	Glatfelter Contacts:
Media:	Investors:	Media:
Amber S. Garwood	John C. van Roden	William T. Yanavitch
(937) 242-9093	(717) 225-2790	(717) 225-2760

NewPage Signs Definitive Agreement to Sell

Carbonless Paper Business to Glatfelter

YORK, PENNSYLVANIA, February 22, 2006 – Glatfelter (NYSE:  GLT) of York, Pennsylvania, and NewPage Corporation of Dayton, Ohio, jointly announced today the signing of a definitive agreement in which Glatfelter will acquire NewPage’s Carbonless business operations, based in Chillicothe and Fremont, Ohio. The operations had estimated 2005 sales of about $440 million.

Under the terms of the agreement, Glatfelter will purchase the assets for $80 million in cash.

“This acquisition supports our vision of becoming the global supplier of choice for specialty papers and engineered products,” said George H. Glatfelter, II, Glatfelter’s Chairman and Chief Executive Officer. “It is an exceptional opportunity to purchase assets with world-class production capabilities at an attractive price.”

Glatfelter said it will soon provide additional details on the transaction in separate new release.

In June 2005, NewPage announced its plan to review strategic alternatives for the carbonless operations including the sale of the business to an owner with better alignment to its core product line, the sale of the business to the Chillicothe management team and/or employees, or restructuring the business.

“After reviewing several alternatives, we determined that selling the business to Glatfelter was the best possible option for the business, the employees who support the operation, our customers and the surrounding community,” said Amber S. Garwood, spokesperson for NewPage Corporation. “The decision also reflects our commitment to focus our energies to ensure NewPage continues to be the leader in the coated paper business.”

The companies said they expected the transaction to close on or about March 31, 2006.

About Glatfelter

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

About NewPage

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated papers in North America. With more than 6,100 employees, the company operates five integrated pulp and paper manufacturing mills located in Chillicothe, Ohio; Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.5 million tons of coated and carbonless paper. For additional information, please visit the company’s Web site at www.NewPageCorp.com.

Caution Concerning Forward-Looking Statements This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, circumstances surrounding the Neenah facility and former Ecusta Division, and global political, economic, business, competitive, market, and tax legislation; continued successful execution of the North American Restructuring Program and the EURO Program, growth strategies and cost reduction initiatives; successful execution of the Timberland Strategy with acceptable market conditions; and other regulatory factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

Glatfelter will hold a conference call February 22 at 3:00 PM (Eastern) to discuss this announcement. Interested persons who wish to hear the conference call webcast live should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software. You may also participate by calling 877-692-2590 (conference ID 7072078) at 2:55 PM (Eastern) on February 22, 2006. A taped replay of the conference call will be available within two hours of the conclusion of the call and until March 1, 2006. To access the taped replay, call 877-519-4471 and enter conference PIN 7072078.

This press release, which includes financial information to be discussed by management during the conference call discussed above, is available in the “News Releases” subsection of the “Investor Relations” section of the Company’s web site, www.glatfelter.com.

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